AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of April 21, 2016, between Great-West Funds, Inc., a Maryland corporation (the “Corporation”), on behalf of Great-West Lifetime 2015 Fund III, Great-West Lifetime 2025 Fund III, Great-West Lifetime 2035 Fund III, Great-West Lifetime 2045 Fund III and Great-West Lifetime 2055 Fund III (each an “Acquiring Fund” and, collectively, the “Acquiring Funds”), each a separate series of the Corporation, and Great-West Lifetime 2015 Fund II, Great-West Lifetime 2025 Fund II, Great-West Lifetime 2035 Fund II, Great-West Lifetime 2045 Fund II and Great-West Lifetime 2055 Fund II, each a separate series of the Corporation (each an “Acquired Fund” and, collectively, the “Acquired Funds,” and together with each Acquiring Fund, each a “Fund” and collectively the “Funds”), and Great-West Capital Management, LLC (“GWCM”), investment adviser for the Funds.

WHEREAS, the parties entered into that certain Agreement and Plan of Reorganization dated as of February 9, 2016 (the “Agreement”), pursuant to which the parties intend to effect the Reorganization of each Acquired Fund into the corresponding Acquiring Fund upon the terms and conditions set forth therein;

WHEREAS, section 13 of the Agreement provides that the Agreement may be amended, modified, or supplemented in such manner as may be mutually agreed upon in writing by any authorized officers of the Corporation on behalf of an Acquiring Fund and an Acquired Fund as specifically authorized by the Board of Directors of the Corporation;

WHEREAS, the Board of Directors of the Corporation has previously authorized the officers of the Corporation to execute all documents, make all filings and take all other actions necessary to effect each Reorganization;

WHEREAS, the parties desire to amend the Agreement to, among other things, establish that the Closing Date of each Reorganization as defined in section 3.1 of the Agreement shall be April 22, 2016 and add GWCM as a party to section 5.12 of the Agreement;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements in this Amendment, the parties hereto covenant and agree as follows:

1.1        The parties hereby agree that section 1.1 of the Agreement is amended to read as follows:

1.1        Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, each Acquired Fund agrees to transfer to its corresponding Acquiring Fund as set forth on Schedule A hereto all of the Acquired Fund’s assets as set forth in section 1.2, and each Acquiring Fund agrees in consideration therefor (i) to deliver to its corresponding Acquired Fund that number of full and fractional Institutional Class, Class T, Class Tl, and Class L Acquiring Fund Shares determined with respect to each class of shares by dividing the value of the

Acquired Fund’s assets net of any liabilities of the Acquired Fund assumed by the Acquiring Fund under this Agreement with respect to each class of shares of the Acquired Fund, computed in the manner and as of the time and date set forth in section 2.1, by the net asset value of an Acquiring Fund Share of the corresponding class, computed in the manner and as of the time and date set forth in section 2.2; and (ii) to assume all of the liabilities of the Acquired Fund, provided, however, that notwithstanding anything to the contrary in this Agreement, the Acquiring Fund shall not assume any income or excise tax liability of the Acquired Fund relating to its failure to distribute all its investment company taxable income or net capital gain for the taxable year in which the Reorganization occurs. All Acquiring Fund Shares delivered to its corresponding Acquired Fund shall be delivered at net asset value without a sales load, commission or other similar fee being imposed. Such transactions shall take place at the closing provided for in section 3.1 (“Closing”).

1.2        The parties hereby agree that the Closing Date of each Reorganization as defined in section 3.1 of the Agreement shall be April 22, 2016.

1.3        The parties hereby agree that a new section 4.1(q) is added to the Agreement as follows:

(q)        For its taxable year that ends on the Closing Date, the Acquired Fund’s deduction for dividends paid during such taxable year (without regard to capital gain dividends) will equal or exceed the sum of (i) 90% of its investment company taxable income (determined without regard to the deduction for dividends paid set forth in section 852(b)(2)(D) of the Code) and (ii) 90% of the excess of its interest income excludable from gross income under section 103(a) of the Code over its deductions disallowed under sections 265 and 171(a)(2) of the Code.

1.4        The parties hereby agree that section 5.12 of the Agreement is amended to read as follows:

5.12.     At or immediately prior to the Valuation Time, each Acquired Fund will declare and pay to its shareholders a dividend or dividends, which, together with all previous such dividends, shall have the effect of distributing to the Acquired Fund Shareholders at least (i) all of the excess of (x) the Acquired Fund’s interest income excludable from gross income under Section 103(a) of the Code over (y) the Acquired Fund’s deductions disallowed under Sections 265 and 171(a)(2) of the Code, (ii) all of the Acquired Fund’s investment company taxable income as defined in Code Section 852 (computed without regard to any deduction for dividends paid) and (iii) all or substantially all of the Acquired Fund’s realized net capital gain (after reduction by any available capital loss carryover), in each case for both the current taxable year (which will end on the Closing Date) and all preceding taxable years. GWCM will pay any income or excise tax liability of an Acquired Fund relating to its failure to distribute all of its investment company taxable income or net capital gain for the taxable year in which its respective Reorganization occurs, if any.

1.5        Except as expressly set forth in this Amendment, the parties hereby ratify and confirm the Agreement in all respects, and the terms, conditions and provisions thereof shall remain in full force and effect. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings assigned to them in the Agreement.

1.6        This Amendment may be executed in any number of counterparts, each of which shall be deemed an original.

1.7        This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws provisions of that state.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, all as of the date first written above.

Attest: Secretary	GREAT-WEST FUNDS, INC., on behalf of each of Great-West Lifetime 2015 Fund II, Great-West Lifetime 2025 Fund II, Great-West Lifetime 2035 Fund II, Great-West Lifetime 2045 Fund II and Great-West Lifetime 2055 Fund II

	By:	Mary C. Maiers
	Its:	Chief Financial Officer & Treasurer

Attest: Secretary	GREAT-WEST FUNDS, INC., on behalf of each of Great-West Lifetime 2015 Fund III, Great-West Lifetime 2025 Fund III, Great-West Lifetime 2035 Fund III, Great-West Lifetime 2045 Fund III and Great-West Lifetime 2055 Fund III

	By:	Mary C. Maiers
	Its:	Chief Financial Officer & Treasurer

AGREED TO AND ACKNOWLEDGED ONLY WITH RESPECT TO SECTIONS 5.12 AND 10.2 OF THE AGREEMENT AND SECTION 1.4 HERETO

GREAT-WEST CAPITAL MANAGEMENT, LLC

By:	David G. McLeod
Its:	Senior Vice President & Managing Director

By:	John A. Clouthier
Its:	Assistant Treasurer